Exhibit 99.1

NEWS RELEASE

HECLA DEFERS JANUARY 1, 2009, PREFERRED DIVIDENDS

FOR IMMEDIATE RELEASE

December 5, 2008

COEUR D'ALENE, IDAHO — Hecla Mining Company (HL:NYSE) today announced that in the interest of cash conservation, the January 1, 2009, quarterly payment of dividends to the holders of both the Hecla Series B Cumulative Convertible Preferred Stock and the Series C Mandatory Convertible Preferred Stock will be deferred. Hecla's common stock is currently below the minimum price needed ($3.395 per share) to pay the Series C preferred dividend in common stock without incurring an additional cash outlay.

Hecla Mining Company, headquartered in Coeur d'Alene, Idaho, mines, processes and explores for silver and gold in the United States and Mexico. A 117-year-old company, Hecla has long been well known in the mining world and financial markets as a quality producer of silver and gold. Hecla's common and preferred shares are traded on the New York Stock Exchange under the symbols “HL,” “HL-PrB” and “HL-PrC.”

Statements made which are not historical facts, such as anticipated payments, litigation outcome, production, sales of assets, exploration results and plans, costs, and prices or sales performance are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, and involve a number of risks and uncertainties that could cause actual results to differ materially from those projected, anticipated, expected or implied. These risks and uncertainties include, but are not limited to, metals price volatility, volatility of metals production and costs, exploration risks and results, political risks, project development risks, labor issues and ability to raise financing. Refer to the company's Form 10-Q and 10-K reports for a more detailed discussion of factors that may impact expected future results. The company undertakes no obligation and has no intention of updating forward-looking statements.

Contact: Vicki Veltkamp, vice president – investor and public relations, 208-769-4128

Hecla Mining Company news releases can be accessed on the

Internet at: http://www.hecla-mining.com

6500 N Mineral Drive, Suite 200 • Coeur d'Alene, Idaho 83815-9408 • 208/769-4100 • FAX 208/769-7612